The Investment Company of America

June 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$420,754
Class B	$1,391
Class C	$6,198
Class F1	$17,506
Class F2	$10,929
Total	$456,778
Class 529-A	$14,718
Class 529-B	$178
Class 529-C	$1,576
Class 529-E	$460
Class 529-F1	$428
Class R-1	$323
Class R-2	$2,577
Class R-3	$5,200
Class R-4	$6,901
Class R-5	$6,868
Class R-6	$30,402
Total	$69,631

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2850
Class B	$0.1337
Class C	$0.1341
Class F1	$0.2694
Class F2	$0.3223
Class 529-A	$0.2655
Class 529-B	$0.1107
Class 529-C	$0.1232
Class 529-E	$0.2206
Class 529-F1	$0.3075
Class R-1	$0.1367
Class R-2	$0.1389
Class R-3	$0.2160
Class R-4	$0.2745
Class R-5	$0.3291
Class R-6	$0.3396

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,470,674
Class B	9,657
Class C	45,529
Class F1	63,158
Class F2	37,400
Total	1,626,418
Class 529-A	55,659
Class 529-B	1,526
Class 529-C	12,791
Class 529-E	2,084
Class 529-F1	1,409
Class R-1	2,329
Class R-2	18,333
Class R-3	23,914
Class R-4	25,200
Class R-5	18,801
Class R-6	94,663
Total	256,709

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$39.43
Class B	$39.31
Class C	$39.14
Class F1	$39.36
Class F2	$39.42
Class 529-A	$39.37
Class 529-B	$39.33
Class 529-C	$39.26
Class 529-E	$39.27
Class 529-F1	$39.34
Class R-1	$39.20
Class R-2	$39.25
Class R-3	$39.33
Class R-4	$39.36
Class R-5	$39.42
Class R-6	$39.42